Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 O: 650.493.9300 F: 650.493. F: 650.493.6811
March 5, 2026
Chime Financial, Inc.
101 California Street, Suite 500
San Francisco, CA 94111

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Chime Financial, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 22,737,094 shares of the Company's Class A common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 18,947,579 shares of Class A common stock to be issued under the 2025 Equity Incentive Plan (the “2025 Plan”); and (ii) 3,789,515 shares of Class A common stock to be issued under the 2025 Employee Stock Purchase Plan (the “2025 ESPP,” and together with the 2025 Plan, the “Plans”).
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati